Free Writing Prospectus pursuant to Rule 433 dated January 15, 2026 / Registration Statement No. 333-284538 STRUCTURED INVESTMENTS Opportunities in International Equities GS Finance Corp.

Dual Directional Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due February 5, 2031

Principal at Risk Securities

The Dual Directional Trigger Jump Securities (securities) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated January 15, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS		Dual Directional Trigger Jump Payoff Diagram*
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying index:	EURO STOXX 50® Index (current Bloomberg symbol: “SX5E Index”)
Pricing date:	expected to price on or about January 30, 2026
Original issue date:	expected to be February 4, 2026
Valuation date:	expected to be January 31, 2031, subject to postponement
Stated maturity date:	expected to be February 5, 2031, subject to postponement
Payment at maturity (for each $1,000 stated principal amount of your securities):
•
if the final index value is greater than or equal to the initial index value, $1,000 + the greater of (i) $1,000 × the index percent change and (ii) the upside payment;
•
if the final index value is less than the initial index value, but greater than or equal to the downside threshold level, $1,000 + ($1,000 × the absolute index return); or
•
if the final index value is less than the downside threshold level, $1,000 × index performance factor

Upside payment (set on the pricing date):	at least $451.00 per security (at least 45.10% of the stated principal amount)
Maximum payment at maturity:	none
Index percent change:	(final index value - initial index value) / initial index value	Hypothetical Final Index Value (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
Absolute index return:	the absolute value of the Index percent change. For example, a -10% Index percent change will result in a +10% absolute index return	175.000%	175.000%
		160.000%	160.000%
Initial index value:	the index closing value on the pricing date	145.100%	145.100%
Final index value:	the index closing value on the valuation date	140.000%	145.100%
Downside threshold level:	75.00% of the initial index value	125.000%	145.100%
		110.000%	145.100%
Index performance factor:	final index value / initial index value	100.000%	145.100%
		95.000%	105.000%
CUSIP / ISIN:	40058WWG7 / US40058WWG76	85.000%	115.000%
Estimated value range:	$895 to $955 (which is less than the original issue price; see the accompanying preliminary pricing supplement)	75.000%	125.000%
		74.999%	74.999%
		60.000%	60.000%
		50.000%	50.000%
		30.000%	30.000%
		25.000%	25.000%
		0.000%	0.000%
		* assumes an upside payment of $451.00 per security

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying Index (including historical index closing values), the terms of the securities and certain risks.

About Your Securities

The amount that you will be paid on your securities on the stated maturity date is based on the performance of the EURO STOXX 50® Index as measured from the pricing date to and including the valuation date.

If the final index value is greater than or equal to the initial index value, the return on your securities will be positive and equal to the greater of (i) the index percent change and (ii) the upside payment.

If the final index value is less than the initial index value but greater than or equal to the downside threshold level, you will receive the principal amount of your securities plus a return reflecting the absolute value of the index percentage change (e.g., if the index percentage change is -10%, your return will be +10%). However, if the final index value is less than the downside threshold level, you will lose a significant portion or all of your investment.

The securities are for investors who seek the potential to earn a minimum return of at least 45.10% if the underlying index appreciates or does not depreciate from the initial index value to the final index value, seek a positive return for moderate decreases in the underlying index, are willing to forgo interest payments and are willing to risk losing their entire investment if the final index value is less than the downside threshold level.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 47, general terms supplement no. 17,744 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 47, general terms supplement no. 17,744 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 47, general terms supplement no. 17,744 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated January 15, 2026
●
General terms supplement no. 17,744 dated October 20, 2025
●
Underlier supplement no. 47 dated December 23, 2025
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying Index (including historical index closing values), the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 17,744, accompanying underlier supplement no. 47, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,744, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 47, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your securities are linked. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
Your Securities Do Not Bear Interest
▪
You May Lose Your Entire Investment in the Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Value of the Underlying Index
▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities
▪
The Amount Payable on Your Securities Is Not Linked to the Value of the Underlying Index at Any Time Other than the Valuation Date
▪
The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors
▪
Investing in the Securities is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock
▪
We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price
▪
If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will Be Negatively Affected

Risks Related to Conflicts of Interest

▪
Other Investors May Not Have the Same Interests as You

Additional Risks Related to the Underlying Index

▪
An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying Index with Underlying Index Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities

Risks Related to Tax

▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying Index (including historical index closing values), the terms of the securities and certain risks.

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 17,744:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlier Stock, as Applicable
▪
Past Performance is No Guide to Future Performance
▪
Your Notes May Not Have an Active Trading Market
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying underlier supplement no. 47:

Additional Risks Relating to Securities Linked to Underliers that are Equity Indices

▪
If Your Securities Are Linked to an Equity Index, the Policies of the Applicable Underlier Sponsor and Changes that Affect Such Underlier, or the Constituent Indices or Underlier Stocks Comprising Such Underlier, Could Affect the Amount Payable on Your Securities and Their Market Value
▪
If Your Securities Are Linked to an Equity Index, Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Applicable Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Issuers of the Underlier Stocks, There Is No Affiliation Between the Issuers of the Underlier Stocks or Such Underlier Sponsor and Us

Additional Risks Relating to Securities Linked to Underliers Denominated in Foreign Currencies or that Contain Foreign Stocks

▪
If Your Securities Are Linked to Underliers That Are Comprised of Underlier Stocks Which Are Traded in Foreign Currencies But Are Not Adjusted to Reflect Their U.S. Dollar Value, the Return on Your Securities Will Not Be Adjusted for Changes in the Foreign Currency Exchange Rate

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying Index (including historical index closing values), the terms of the securities and certain risks.

▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders.

For details about the license agreement between the underlying index sponsor and the issuer, see “The Underliers – EURO STOXX 50® Index” on page S-36 of the accompanying underlier supplement no. 47.

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying Index (including historical index closing values), the terms of the securities and certain risks.